As filed with the Securities and Exchange Commission on March 28, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Rowan Companies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	75-0759420
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2800 Post Oak Blvd., Suite 5450 Houston, Texas	77056-6127
(Address of Principal Executive Offices)	(Zip Code)
2005 Rowan Companies, Inc.
Long-Term Incentive Plan
(Full title of the plan)
D. F. McNease
Rowan Companies, Inc.
2800 Post Oak Blvd., Suite 5450
Houston, Texas 77056-6127
(Name and address of agent for service)
(713) 621-7800
(Telephone number, including area code, of agent for service)

Copies to:
Robert V. Jewell
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
(713) 220-4200

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of securities	Amount to be	offering price	aggregate offering	registration
to be registered	registered (1)(2)	per share (3)	price	fee
Common Stock, par value $0.125 per share (4)	3,400,000 shares	$40.14	$136,476,000	$14,602.93

(1)	Pursuant to Rule 416(a) under the Securities Act, there is also being registered such additional number of shares of Common Stock that become available under the plan because of events such as recapitalizations, stock dividends, stock splits or similar transactions effected without the receipt of consideration that increases the number of outstanding shares of common stock.

(2)	Represents shares of Common Stock reserved for issuance under the 2005 Rowan Companies, Inc. Long-Term Incentive Plan and 429,800 shares of common stock effectively issued prior to the date hereof under the 2005 Rowan Companies, Inc. Long-Term Incentive Plan.

(3)	The registration fee for such shares was calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange Composition Tape on March 21, 2006.

(4)	Including the associated preferred stock purchase rights subject to adjustment to reflect any recapitalizations, stock dividends, stock splits or similar transactions.

EXPLANATORY NOTE
     This registration statement on Form S-8 includes a reoffer prospectus prepared in accordance with Instruction C of Form S-8 and Part I of Form S-3. The reoffer prospectus relates solely to resales on a continuous or delayed basis in the future of up to an aggregate of 279,000 shares that constitute “restricted securities” that were issued to officers, directors and other employees of Rowan Companies, Inc. under the 2005 Rowan Companies, Inc. Long-Term Incentive Plan prior to the filing of this registration statement.
     The materials that follow Part I and precede Part II of this registration statement constitute a reoffer prospectus, prepared in accordance with the requirements of Part I of Form S-3, in accordance with General Instruction C of Form S-8.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
     Rowan Companies, Inc. (the “Company”) shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Company shall furnish to the Commission or its staff a copy of any or all of the documents included in the file. Requests for such documents should be directed to Rowan Companies, Inc., Investor Relations Department, (713) 960-7575.

PROSPECTUS
279,000 Shares
Rowan Companies, Inc.
Common Stock
_____________
     The selling stockholders identified in this prospectus will from time to time sell the shares of our common stock offered by this prospectus. Please read “Selling Stockholders.” The shares to be sold by the selling stockholders were acquired pursuant to the 2005 Rowan Companies, Inc. Long-Term Incentive Plan (“LTIP”).
     The sales may occur in transactions on the New York Stock Exchange (the “NYSE”) at prevailing market prices, in negotiated transactions or through a combination of these methods. The selling stockholders may offer the shares at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We will not receive proceeds from any of these sales. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.
     The shares of common stock included in this prospectus are “restricted securities” under the Securities Act of 1933, as amended, before their sale under this prospectus as such shares were not previously registered. This prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by the selling stockholders, on a continuous or delayed basis, to the public without restriction (except for those shares sold on behalf of our executive officers and directors which must comply with Rule 144). The selling stockholders and any broker-dealer or agents involved in the sale or resale of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. In addition, any commissions, discounts or concessions paid to any such broker-dealer or agent in connection with the sale or resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act. Please read “Plan of Distribution.”
     Our common stock is listed for quotation on the NYSE under the symbol “RDC.” On March 27, 2006, the last reported sale price of our common stock, as reported on the NYSE, was $42.96 per share.
     Our principal executive offices are located at 2800 Post Oak Blvd., Suite 5450, Houston, Texas 77056-6127, and our telephone number is (713) 621-7800.
     Unless the context requires otherwise, references in this prospectus to “Rowan Companies, Inc.,” “we,” “us” or “our” refer to Rowan Companies, Inc. and its direct and indirect subsidiaries on a consolidated basis.
     Investing in our common stock involves risk. Please read “Risk Factors” beginning on page 2.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is March 28, 2006.

TABLE OF CONTENTS

Risk Factors	2
The Company	7
Use of Proceeds	7
Selling Stockholders	7
Plan of Distribution	9
Legal Matters	11
Experts	11
Information Incorporated by Reference	11
Where You Can Find More Information	11

     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales of our common stock are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the date of delivery of this prospectus or any sale of shares of our common stock. The information contained in the documents incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference. Neither the delivery of this prospectus nor any sale or offer to sell the shares made hereunder shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

RISK FACTORS
     You should consider carefully the following risks relating to our business. In addition, please read carefully the other information in this prospectus before purchasing any of our common stock.
Our operations are volatile and heavily dependent upon commodity prices and other factors beyond our control.
     The success of our drilling operations depends heavily upon the condition of the oil and gas industry and the level of offshore drilling activity. Demand for our drilling services is vulnerable to periodic declines in drilling activity that are typically associated with depressed oil and natural gas prices. Oil and natural gas prices have historically been very volatile, and our drilling operations have in the past suffered through long periods of weak market conditions.
     Demand for our drilling services also depends on additional factors that are beyond our control, including:
•	fluctuations in the worldwide demand for oil and natural gas;

•	the willingness and ability of the Organization of Petroleum Exporting Countries, or OPEC, to limit production levels and influence prices;

•	political and military conflicts in oil-producing areas and the effects of terrorism;

•	the level of production in non-OPEC countries;

•	laws, regulations and policies of various governments regarding exploration and development of their oil and natural gas reserves;

•	advances in exploration and development technology; and

•	further consolidation of our customer base.
     Our drilling operations will be adversely affected by future declines in oil and natural gas prices, but we cannot predict the extent of that effect. Nor can we assure you that a reduction in offshore drilling activity will not occur for other reasons. Our manufacturing operations, though less volatile, are also dependent on commodity prices which affect demand for rigs and rig components and mining and timber equipment.
We have incurred losses recently and over prolonged periods in the past, a circumstance that could occur again in the future.
     In 2004, we incurred a net loss of $1.3 million. In 2003, we incurred a $3.3 million net loss from continuing operations. In 2002, we experienced a 19% decline in revenues and incurred a loss from operations of $26.1 million. During the 1985-1995 period, we consistently incurred net losses that totaled more than $360 million. The inherent volatility of the businesses in which we operate makes it likely that we will incur additional losses in the future.
Our markets are highly competitive, which may make it difficult for us to maintain satisfactory price levels.
     Our drilling and manufacturing markets are highly competitive, and no single participant is dominant. In our drilling markets, drilling contracts are often awarded on a competitive bid basis, with intense price competition frequently being the primary factor determining which qualified contractor is awarded the job, although rig availability and location, the contractor’s safety and operational record and the quality and technical capability of service and equipment are also factors. Additionally, recent mergers among oil and natural gas exploration and production companies have reduced the number of available customers, which may further increase competition in our drilling markets. Our manufacturing markets are also characterized by vigorous competition among several competitors. Some of our competitors possess greater financial resources than we do. We may have to reduce our prices in order to remain competitive in our markets, which could have an adverse effect on our operating results.

The drilling history has historically been cyclical, and periods of low demand could have an adverse effect on our operating results.
     The contract drilling industry has historically been cyclical, with periods of high demand, short rig supply and high day rates, followed by periods of lower demand, excess rig supply and low day rates. Although demand for drilling services is currently strong, there can be no assurances that demand will not decline in future periods. Strong demand may lead to an increase in new rig construction and reactivation of cold-stacked rigs, which could lead to increased price competition. We believe there are currently approximately 50 competitive jack-ups under construction or contracted for construction worldwide. There can be no assurances that the market will be able to fully absorb the addition of these new rigs to the worldwide fleet, and the addition of these rigs could lead to decreased rig utilization, increased price competition and lower day rates. Prolonged periods of low rig utilization and day rates require us to enter into lower rate contracts or idle rigs, which could have an adverse effect on our operating results and cash flows. Prolonged periods of low rig utilization and day rates could also result in the recognition of impairment charges on certain of our drilling rigs if future cash flow estimates, based upon information available to management at the time, indicate that their carrying value may not be recoverable.
Most of our drilling contracts are fixed day rate contracts, and increases in our operating costs could have an adverse effect on the profitability of those contracts.
     Most of our contracts with customers for our drilling units provide for the payment of a fixed day rate per rig operating day. However, many of our operating costs are unpredictable and vary based on events beyond our control. Our gross margins on these fixed day rate contracts will vary based on fluctuations in our operating costs during the terms of these contracts. If our costs increase or we encounter unforeseen costs, we may not be able to recover such costs from our customers, which could adversely affect our financial position, results of operations and cash flows.
Our fleet expansion program may encounter liquidity problems.
     If operating conditions deteriorate, our results of operations would suffer and working capital may not be adequate to finance our ongoing fleet expansion program. Because outside financing may not be available, we could be forced to suspend rig construction activities.
     We have in progress an offshore fleet expansion program under which we plan to spend approximately $515 million over the 2006-2009 period towards the completion of our third and fourth Tarzan Class jack-up rigs and the construction of two new 240C rigs. Another $257 million is committed in 2006 toward the construction of 12 new land rigs and for ongoing upgrades to existing equipment and facilities. We currently have no available lines of credit, thus all of our expected capital expenditures over the next two to three years may need to be internally financed through working capital or operating cash flows. If we experience cost overruns or delays in our capital projects or if we should need additional financing and are unable to obtain it at commercially favorable rates, we could experience liquidity problems.
Rig upgrade, enhancement and new construction projects are subject to risks which could cause delays or cost overruns and adversely affect our financial condition and results of operations.
     As noted above, we currently have a substantial fleet expansion program in progress. These projects and other projects of this type are subject to risks of delay or cost overruns inherent in any large construction project from numerous factors, including the following:
•	shortages of equipment, materials or skilled labor;

•	unscheduled delays in the delivery of ordered materials and equipment;

•	inability to obtain required permits or approvals;

•	unanticipated cost increases;

•	adverse weather conditions;

•	design or engineering problems; and

•	work stoppages.
     Significant cost overruns or delays could adversely affect our financial condition of operations. Additionally, failure to complete a project on time may result in the delay of revenue from that rig, which also could adversely affect our financial condition, results of operations and cash flows.
Our Super Gorilla and Tarzan Class offshore jack-up drilling rigs are pledged as security under our government-guaranteed debt arrangements.
     If operating conditions deteriorate and if market conditions were to remain depressed for a long period of time, our results of operations would suffer and working capital and other financial resources may not be available or adequate to service our outstanding debt. Our four Super Gorilla class jack-ups and our two Tarzan Class jack-ups are pledged as security under our government-guaranteed debt arrangements. If we were unable to service our debt, it is possible that these assets could be removed from our fleet, in which case our ability to generate revenues would be significantly reduced.
Our results of operations will be adversely affected if we are unable to secure drilling contracts for our rigs on economically favorable terms.
     The drilling markets in which we compete frequently experience significant fluctuations in the demand for drilling services, as measured by the level of exploration and development expenditures, and the supply of capable drilling equipment. In response to fluctuating market conditions, we can, as we have done in the past, relocate drilling rigs from one geographic area to another, but only when such moves are economically justified over the longer term. If demand for our rigs declines, our rig utilization and day rates are generally adversely affected.
     The expansion of our drilling fleet increases our daily operating costs. We may be unable to secure economical drilling contracts for our new rigs, in which case their delivery will negatively impact our operating results.
If our customers terminate or seek to renegotiate our drilling contracts, our results of operations may be adversely affected.
     Some of our drilling contracts are cancelable by the customer upon specific notice by the customer, or upon the occurrence of events beyond our control, such as the loss or destruction of the rig or the suspension of drilling operations for a specified period of time as a result of a breakdown of major equipment. Although our contracts may require the customer to make an early termination payment upon cancellation of the contract, such payment may not be sufficient to fully compensate us for the loss of the contract. Early termination of a contract may result in a rig being idle for an extended period of time. Our revenues, results of operations and cash flows may be adversely affected by customers’ early termination of contracts, especially if we are unable to re-contract the affected rig within a short period of time. Additionally, during adverse market conditions, a customer may be able to obtain a comparable rig at a lower daily rate, and as a result, may seek to renegotiate the terms of their existing drilling contract with us. The renegotiation of a number of our drilling contracts could adversely affect our revenues, results of operations and cash flows.
Failure to obtain or retain highly skilled personnel could adversely affect our operations.
     We require highly skilled personnel to operate and provide technical services and support for our businesses. Competition for skilled and other labor required for our drilling operations has increased in recent years as the number of rigs activated or added to worldwide fleets has increased. If this expansion continues and the demand for drilling services remains strong or increases, shortages of qualified personnel could develop, creating upward pressure on wages and making it more difficult to staff and service our rigs, which could adversely affect our operating results.

Many of our drilling rigs are subject to damage or destruction by severe weather.
     Much of the Gulf of Mexico, the North Sea and offshore eastern Canada experience hurricanes or other extreme weather conditions on a relatively frequent basis. Many of our offshore drilling rigs are located in these areas and are thus subject to damage or destruction by these storms. Damage caused by high winds and turbulent seas could cause us to suspend operations on such drilling rigs for significant periods of time until the damage can be repaired. Additionally, even if our drilling rigs are not directly damaged by such storms, we may still experience disruptions in our operations due to damage to our customer’s platforms and other related facilities in these areas. During Hurricanes Katrina and Rita in 2005, we lost four rigs and another was significantly damaged. Future storms could result in the loss or damage of additional rigs, which could adversely affect our financial condition, results of operations and cash flows.
We are subject to operating risks such as blowouts and well fires that could result in environmental damage, property loss, personal injury and death, some of which may not be covered by insurance or recoverable indemnification.
     Our drilling operations are subject to many hazards that could increase the likelihood of accidents. Accidents can result in:
•	costly delays or cancellations of drilling operations;

•	serious damage to or destruction of equipment;

•	personal injury or death;

•	significant impairment of producing wells, leased properties or underground geological formations; and

•	major environmental damage.
     Our offshore drilling operations are also subject to marine hazards, either at offshore sites or while drilling equipment is under tow, such as vessel capsizings, collisions or groundings. In addition, raising and lowering jack-up rigs and drilling into high-pressure formations are complex, hazardous activities and we frequently encounter problems.
     Our manufacturing operations also present serious risks. Our manufacturing processes could pollute the air, land, and inland waters, and the products we manufacture could be implicated in lawsuits alleging environmental harm, property loss, personal injury and death.
     We have had accidents in the past demonstrating some of the hazards described above, including high pressure drilling accidents resulting in lost or damaged drilling formations and towing accidents resulting in lost drilling equipment. Any similar events could yield future operating losses and have significant adverse impact on our business.
     We currently maintain broad insurance coverage, subject to certain significant deductibles and levels of self-insurance, but it does not cover all types of losses, and in some situations it may not provide full coverage of losses or liabilities resulting from our operations. Further, due to the losses sustained by us and the offshore drilling industry as a consequence of hurricanes that occurred in the Gulf of Mexico in 2004 and 2005, we may not be able to obtain future insurance coverage comparable with that of prior years, thus putting us at a greater risk of loss due to severe weather conditions and other hazards, which could have a material adverse effect on our financial position, results of operations and cash flows. In addition, we are likely to experience increased costs for available insurance coverage which may impose higher deductibles and limit maximum aggregated recoveries for certain perils, such as hurricane related windstorm damage or loss. We may be required to modify our risk management program in response to changes in the insurance market, including increased risk retention.
     Consistent with standard industry practice, we typically obtain contractual indemnification from our customers whereby such customers generally agree to protect and indemnify us for liabilities resulting from various hazards associated with the drilling industry. However, there can be no assurance that our customers will be financially able to meet these indemnification obligations, and the failure of a customer to meet such obligations, the failure of one or more of our insurance providers to meet claim obligations, or losses or liabilities resulting from unindemnified, uninsured or underinsured events could have a material adverse effect on our financial position, results of operations and cash flows.
Government regulations and environmental risks, which reduce our business opportunities and increase our operating costs, might worsen in the future.
     Government regulations dictate design and operating criteria for drilling vessels, determine taxation levels to which we (and our customers) are subject, control and often limit access to potential markets and impose extensive requirements concerning employee safety, environmental protection and pollution control. Environmental regulations, in particular, prohibit access to some markets and make others less economical, increase equipment and personnel costs and often impose liability without regard to negligence or fault. In addition, governmental regulations may discourage our customers’ activities, reducing demand for our products and services. We may be liable for damages resulting from pollution of offshore waters and, under United States regulations, must establish financial responsibility in order to drill offshore.
     In response to the significant damage to offshore rigs in recent years caused by Gulf of Mexico hurricanes, various industry and regulatory organizations are considering additional operating constraints during the tropical storm season. Such constraints, if required, could limit the capability of many of the Company’s rigs to operate at certain locations in the Gulf of Mexico during a significant portion of each year. Depending upon the Company’s ability to obtain work elsewhere, the impact of these additional regulations could be to reduce the Company’s ability to generate drilling revenues.
Anti-takeover provisions in our Certificate of Incorporation, bylaws and stockholder rights plan could make it difficult for holders of our common stock to receive a premium for their shares upon a change of control.
     Holders of the common stock of acquisition targets may receive a premium for their shares upon a change of control. Delaware law and the following provisions, among others, of our Certificate of Incorporation, bylaws and rights plan could have the effect of delaying or preventing a change of control and could prevent holders of our common stock from receiving such a premium:
•	The affirmative vote of 80% of the outstanding shares of our capital stock is required to approve business combinations with any related person that have not been approved by our board of directors. We are also subject to a provision of Delaware corporate law that prohibits us from engaging in a business combination with any interested stockholder for three years from the date that person became an interested stockholder unless specified conditions are met.

•	Special meetings of stockholders may not be called by anyone other than our board of directors, its chairman, its executive committee or our president or chief executive officer.

•	Our board of directors is divided into three classes whose terms end in successive years, so that less than a majority of our board comes up for election at any annual meeting.

•	Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the voting rights and other privileges of these shares without any vote or action by our stockholders.

•	We have adopted a stockholder rights plan that provides our stockholders rights to purchase junior preferred stock in certain circumstances, whereby the ownership of Rowan shares by a potential acquirer can be significantly diluted by the sale at a significant discount of additional Rowan shares to all other stockholders, which could discourage unsolicited acquisition proposals.

THE COMPANY
     Rowan is a major provider of international and domestic contract drilling services. We provide contract drilling services utilizing a fleet of 20 self-elevating mobile offshore drilling platforms and 17 land drilling rigs. Our drilling operations are conducted primarily in the Gulf of Mexico, the Middle East, the North Sea, offshore eastern Canada and in Texas, Louisiana and Oklahoma. We also own and operate a manufacturing division that produces equipment for the drilling, mining and timber industries. Rowan was organized in 1947 as a Delaware corporation and a successor to a contract drilling business conducted since 1923 under the name Rowan Drilling Company, Inc.
     Our principal executive offices are located at 2800 Post Oak Boulevard, Suite 5450, Houston, Texas, 77056-6127. Our telephone number is (713) 621-7800.
USE OF PROCEEDS
     The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders identified in this prospectus under the caption “Selling Stockholders.” We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.
SELLING STOCKHOLDERS
     This prospectus relates to offers and sales by the selling stockholders of shares of common stock acquired under the LTIP. As noted in the table below, certain of the selling stockholders are our executive officers and directors.
     As the selling stockholders may sell all or some part of the common stock that they hold under this prospectus and this offering is not being underwritten on a firm commitment basis, we are unable to estimate the amount of common stock that will be held by the selling stockholders upon termination of this offering. Our common stock offered by this prospectus may be offered from time to time, in whole or in part, by the persons named below or by their transferees, as to whom applicable information will, to the extent required, be set forth in a prospectus supplement. There can be no assurance that the selling stockholders will offer or sell any of their shares registered in this offering.
     The following table sets forth information as of February 28, 2006, regarding the beneficial ownership of our common stock by the selling stockholders prior to this offering, the shares of our common stock covered by this prospectus and the beneficial ownership of our common stock by the selling stockholders after this offering.
     Except under applicable community property laws or as otherwise indicated in the footnotes to the table below, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned. The address of the selling stockholders is c/o 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056-6127.

			Number of Shares to
	Number of		be Beneficially
	Shares Beneficially		Owned After All
	Owned other than		Currently Owned
	the Shares covered	Number of Shares	Shares Covered by
	by this Prospectus	Covered by this	this Prospectus Are
Name of Selling Stockholders	(1)(2)	Prospectus (1)	Resold (1)(2)
D. F. McNease, Chairman, President & CEO	323,475	80,400	323,475
R.G. Croyle, Vice Chairman & Chief Administrative Officer	352,644	40,900	352,644
P.L. Kelly, Senior Vice President — Special Projects	98,734	2,700	98,734
J.L. Buvens, Senior Vice President — Legal	84,180	6,800	84,180
M.A. Keller, Senior Vice President — Marketing	117,390	6,800	117,390
D.P. Russell, Vice President — Drilling Operations	5,091	6,100	5,091
W.H. Wells, Vice President — Finance and Treasurer	45,125	5,400	45,125
Henry O. Boswell, Director (Retired)	83,600	3,000	83,600
William T. Fox III, Director	15,000	5,700	15,000
Sir Graham Hearne, Director	11,000	2,700	11,000
Frederick R. Lausen, Director (3)	29,000	5,700	29,000
H.E. Lentz, Director (4)	45,200	5,700	45,200
Lord Moynihan, Director	16,000	5,700	16,000
C.R. Palmer, Director (5)	2,264,056	5,700	2,264,056
P. Dexter Peacock, Director	7,000	2,700	7,000
Other employees (as a group)	873,740	93,000	873,740

(1)	The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, including through the exercise of options or warrants. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

(2)	Reflects shares of our stock allocated to participants in the Rowan Companies, Inc. Savings and Investment Plan. The Plan participants have sole voting power and limited dispositive power over such shares. Includes shares of our stock that may be acquired through April 29, 2006 through the exercise of options and the conversion of floating rate subordinated convertible debentures.

(3)	Mr. Lausen’s shares are owned jointly with his wife.

(4)	Includes 200 shares held in the names of Mr. Lentz’s two children with respect to which Mr. Lentz’s wife serves as custodian. Mr. Lentz disclaims beneficial ownership of such shares. Mr. Lentz’s shares are owned jointly with his wife.

(5)	Includes 33,132 shares held in a charitable foundation for which Mr. Palmer is one of three trustees. Mr. Palmer has no pecuniary interest in such shares and disclaims beneficial ownership of such shares. Also included are 1,680 shares owned by Mr. Palmer’s wife. Mr. Palmer disclaims beneficial ownership of such shares.

PLAN OF DISTRIBUTION
     We are registering the common stock covered by this prospectus for the selling stockholders listed in the table set forth under the caption “Selling Stockholders.” As used in this prospectus, the term “selling stockholders” includes the selling stockholders named in the table above and any of their permitted donees, pledges, transferees, successors-in-interest or others who may later hold such selling stockholder’s interests in the shares of our common stock covered by this prospectus and are entitled to resell the shares using this prospectus. We have registered the selling stockholders’ shares of our common stock for resale to provide the selling stockholders with freely tradeable shares of our common stock. However, resales by our executive officers and directors pursuant to this prospectus must still comply with the requirements of Rule 144 of the Securities Act. Registration of the selling stockholders’ shares of our common stock does not necessarily mean that the selling stockholders will offer or sell any of their shares. We will not receive any proceeds from the offering or sale of the selling stockholders’ shares.
     The selling stockholders may sell the common stock being offered by this prospectus in one or more of the following ways at various times, which may include block transactions or crosses:
•	to underwriters for resale to the public or to institutional investors;

•	directly to the public or institutional investors; or

•	through brokers, dealers or agents to the public or to institutional investors.
     The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. We have advised the selling stockholders that the anti-manipulative rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales in the market and have informed them of the possible need for delivery of copies of this prospectus. The selling stockholders may sell the common stock on The New York Stock Exchange or any other exchange or automated quotation system on which our common stock may be listed in the future, in negotiated transactions or through a combination of these methods. Those sales may be made at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. If underwriters are used in the sale, the common stock will be acquired by the underwriters for their own account and may be resold at various times in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders. A distribution of the common stock by the selling stockholders may also be effected through the issuance by the selling stockholders or others of derivative securities, including warrants, exchangeable securities, forward delivery contracts and the writing of put or call options, or a combination of any of those derivative securities.
     In addition, the selling stockholders may sell some or all of the shares of common stock covered by this prospectus through:
•	block trades in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.
     When selling the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. For example, the selling stockholders may:
•	enter into transactions involving short sales of the common stock by broker-dealers or other financial institutions;

•	sell common stock short themselves and redeliver such shares to close out their short positions;

•	enter into options or other types of transactions that require the selling stockholders to deliver common stock to a broker-dealer or other financial institution, who will then resell or transfer the common stock under this prospectus (as supplemented or amended to reflect the transaction); or

•	loan or pledge the common stock to a broker-dealer or other financial institution, who may sell the loaned shares or, in the event of default, sell the pledged shares.
     Broker-dealers engaged in connection with the sale of shares of common stock covered by this prospectus may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or purchasers of the shares for whom those broker-dealers may act as agents or to whom they sell as principal, or both. The compensation of a particular broker-dealer may be less than or in excess of customary commissions. Broker-dealers engaged by the selling stockholders may allow other broker-dealers to participate in resales. The selling stockholders and any broker-dealers or agents involved in the sale or resale of the common stock may be deemed to be “underwriters” within the meaning of the Section 2(a)(11) of the Securities Act. In addition, the commissions, discounts or concessions paid to any such broker-dealers or agents in connection with the sale or resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.
     In addition to selling shares of common stock under this prospectus, the selling stockholders may:
•	transfer shares of common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer;

•	sell shares of common stock pursuant to Rule 144 under the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144; or

•	sell shares of common stock by any other legally available means.
     We are not aware of any agreements, arrangements or understandings between the selling stockholders and any brokers, dealers, agents or underwriters regarding the sale of shares of common stock by the selling stockholders.
     Upon our being notified by the selling stockholders that any material arrangement has been entered into with an underwriter, broker-dealer or agent for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, we will file a supplement to this prospectus, if one is required, under Rule 424(b) under the Securities Act. That supplement, if required, will disclose to the extent applicable:
•	the name of the selling stockholders and of any participating underwriter, broker-dealer or agent;

•	the number of shares involved;

•	the price at which those shares were sold;

•	the commissions paid or discounts or concessions allowed; and

•	other facts material to the transaction.
     In addition, if required by the Securities Act, we will file a supplement to this prospectus upon being notified by the selling stockholders that any successor-in-interest that is entitled to sell shares using this prospectus intends to sell more than 500 shares of common stock.

LEGAL MATTERS
     Andrews Kurth LLP, Houston, Texas, will pass upon the validity of the common stock offered by this prospectus.
EXPERTS
     The consolidated financial statements of Rowan Companies, Inc. and subsidiaries as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2005 incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
INFORMATION INCORPORATED BY REFERENCE
     The Company incorporates by reference in this prospectus the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):
(1)	The annual report on Form 10-K for the fiscal year ended December 31, 2005 as filed by the Company with the Commission on March 16, 2005.

(2)	The current reports on Form 8-K as filed by the Company with the Commission on January 20, 2006 (except for Item 7.01 thereof and the related exhibits), January 31, 2006, February 22, 2006 (except for Item 7.01 thereof and the related exhibits), March 1, 2006 (except for Item 2.02 thereof and the related exhibit), March 14, 2006 and March 21, 2006 (as amended by Form 8-K/A filed March 22, 2006) (except for Item 7.01 thereof and the related exhibits)..

(3)	The description of the Company’s common stock incorporated by reference to Exhibit 4.1 to Form 10-Q for the fiscal quarter ended March 31, 2003 (File No. 1-5491) and any amendment or report filed for the purpose of updating that description.
     All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any current report on Form 8-K) subsequent to the date of the registration statement of which this prospectus is a part and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part thereof from the date of filing of such documents.
     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of the registration statement of which this prospectus is a part to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the Commission a registration statement on Form S-8, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered by this prospectus. The prospectus does not contain all of the information included in the registration statement or in the exhibits to the registration statement. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of these documents filed as exhibits to the registration statement or otherwise filed by us with the Commission for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by that reference.

     We are also subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, we file periodic reports, proxy and information statements and other information with the SEC. The registration statement on Form S-8, of which this prospectus is a part, including the attached exhibits and schedules thereto, and any other information that we may file with the Commission may be inspected and copied at the public reference room maintained by the Commission located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may call the Commission at 1-800-SEC-0330 to obtain further information on the operation of the public reference room. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, copies of the registration statement, including the exhibits and schedules, and the periodic reports, proxy and information statements and other information that we file with the Commission may be obtained from the Commission’s Internet site at http://www.sec.gov.
     We also make available free of charge on the SEC Filings section of our Internet website at http://www.rowancompanies.com our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Commission. Information on our website or any other website is not incorporated into this prospectus by reference and does not constitute a part of this prospectus.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The Company incorporates by reference in this registration statement the following documents and information previously filed with the Commission:
(1)	The annual report on Form 10-K for the fiscal year ended December 31, 2005 as filed by the Company with the Commission on March 16, 2005.

(2)	The current reports on Form 8-K as filed by the Company with the Commission on January 20, 2006 (except for Item 7.01 thereof and the related exhibits), January 31, 2006, February 22, 2006 (except for Item 7.01 thereof and the related exhibits), March 1, 2006 (except for Item 2.02 thereof and the related exhibit), March 14, 2006 and March 21, 2006 (as amended by Form 8-K/A filed March 22, 2006) (except for Item 7.01 thereof and the related exhibits)..

(3)	The description of the Company’s common stock incorporated by reference to Exhibit 4.1 to Form 10-Q for the fiscal quarter ended March 31, 2003 (File No. 1-5491) and any amendment or report filed for the purpose of updating that description.
     All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any current report on Form 8-K) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides as follows:
"(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”
Similarly, Article VII of the Company’s By-laws provides as follows:
“Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is the legal representative, is or was or has agreed to become a director or officer of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent or another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving or having agreed to serve as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article VII shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a current, former or proposed director or officer in his or her capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Section or otherwise.”
     The Company’s By-laws provide that the Company may secure insurance on behalf of any officer, director, employee or agent. Specifically, Article VII of the Company’s By-laws provides as follows:
“Section 5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.”
     In accordance with its Restated Certificate of Incorporation, the Company has obtained an insurance policy providing for indemnification of officers and directors of the Company and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.
     The Company’s Restated Certificate of Incorporation and the DGCL limit the personal liability of directors to the Company and its stockholders for monetary damages resulting from breaches of the director’s fiduciary duties. Section 102(b)(7) of the DGCL provides in part that a corporation’s certificate of incorporation may contain:
“A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under §174 of this title; or (iv) for any transaction from which the director derived an improper personal benefit.”
Article THIRTEENTH of the Company’s Restated Certificate of Incorporation similarly states that:
“No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.”
     Reference is made to Item 9 for the Company’s undertakings with respect to indemnification for liabilities arising under the Securities Act.
Item 7. Exemption from Registration Claimed.
     The restricted shares of our common stock that are being registered for reoffer and resale under this Registration Statement were issued prior to the filing of this Registration Statement and are “restricted securities” (as such term is defined in Rule 144(a)(3) under the Securities Act). These restricted shares were issued to members of our board of directors and certain management employees pursuant to the Company’s Long Term Incentive Plan in transactions exempt from registration under Section 4(2) of the Securities Act.

Item 8. Exhibits.

Footnote	Exhibit
Reference	Number	Exhibit Description

(1)	3a	Restated Certificate of Incorporation dated February 17, 1984, incorporated by reference to Exhibit 4.1 to Registration Statement No. 333-84369 on Form S-8 (File No. 1-5491) and Exhibits 4a, 4b, 4c, 4d, 4e, 4f, 4g, 4h and 4i.

(1)	3b	Bylaws amended as of April 23, 2004, incorporated by reference to Exhibit 3b to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 (File No. 1-5491).

(1)	4a	Certificate of Change of Address of Registered Office and of Registered Agent dated July 25, 1984, incorporated by reference to Exhibit 4.4 to Registration Statement No. 333-84369 on Form S-8 (File No. 1-5491).

(1)	4b	Certificate of Amendment of Certificate of Incorporation dated April 24, 1987, incorporated by reference to Exhibit 4.5 to Registration Statement No. 333-84369 on Form S-8 (File No. 1-5491).

(1)	4c	Certificate of Designation of the Series A Junior Preferred Stock dated March 2, 1992, incorporated by reference to Exhibit 4.2 to Registration Statement No. 333-84369 on Form 8-A/A filed on February 12, 2002 (File No. 1-5491).

(1)	4d	Certificate of Designation of (and Certificate of Correction related thereto) the Series A Preferred Stock dated August 5, 1998 and January 28, 1999, respectively, incorporated by reference to Exhibit 4.8 to Registration Statement No. 333-84369 on Form S-8 (File No. 1-5491).

(1)	4e	Certificate of Designation of the Series B Preferred Stock dated June 24, 1999, incorporated by reference to Exhibit 4d to Form 10-K for the fiscal year ended December 31, 1999 (File No. 1-5491).

(1)	4f	Certificate of Designation of the Series C Preferred Stock dated July 28, 2000, incorporated by reference to Exhibit 4.10 to Registration Statement No. 333-44874 on Form S-8 (File No. 1-5491).

(1)	4g	Certificate of Designation of the Series D Preferred Stock dated May 22, 2001, incorporated by reference to Exhibit 4.11 to Registration Statement No. 333-82804 on Form S-3 (File No. 1-5491).

(1)	4h	Certificate of Designation of the Series E Preferred Stock dated October 30, 2001, incorporated by reference to Exhibit 4.12 to Registration Statement No. 333-82804 on Form S-3 (File No. 1-5491).

(1)	4i	Amended and Restated Rights Agreement, dated January 24, 2002, between Rowan and Computershare Trust Co. as Rights Agent, incorporated by reference to Exhibit 4.2 to Registration Statement on Form 8-A/A filed on March 21, 2003 (File No. 1-5491).

(1)	4j	Specimen Common Stock certificate, incorporated by reference to Exhibit 4.1 to Form 10-Q for the fiscal quarter ended March 31, 2003 (File No. 1-5491).

(1)	4k	Form of Promissory Note dated April 24, 1998 between the purchasers of Series A Floating Rate Subordinated Convertible Debentures due 2008 and Rowan, incorporated by reference to Exhibit 4j to Form 10-K for the fiscal year ended December 31, 1998 (File No. 1-5491).

(1)	4l	Form of Promissory Note dated April 22, 1999 between the purchasers of Series B Floating Rate Subordinated Convertible Debentures due 2009 and Rowan, incorporated by reference to Exhibit 4j to Form 10-K for the fiscal year ended December 31, 1999 (File No. 1-5491).

Footnote	Exhibit
Reference	Number	Exhibit Description

(1)	4m	Form of Promissory Note dated April 27, 2000 between the purchasers of Series C Floating Rate Subordinated Convertible Debentures due 2010 and Rowan, incorporated by reference to Exhibit 4n to Form 10-K for the fiscal year ended December 31, 2000 (File No. 1-5491).

(1)	4n	Form of Promissory Note dated April 26, 2001 between the purchaser of Series D Floating Rate Subordinated Convertible Debentures due 2011 and Rowan, incorporated by reference to Exhibit 4p to Form 10-K for the fiscal year ended December 31, 2001 (File No. 1-5491).

(1)	4o	Form of Promissory Note dated September 20, 2001 between the purchaser of Series E Floating Rate Subordinated Convertible Debentures due 2011 and Rowan, incorporated by reference to Exhibit 4q to Form 10-K for the fiscal year ended December 31, 2001 (File No. 1-5491).

(2)	5a	Opinion of Andrews Kurth LLP with respect to legality of the securities.

(2)	23a	Consent of Independent Registered Public Accounting Firm.

(2)	23b	Consent of Andrews Kurth LLP (included as part of Exhibit 5a).

(2)	24a	Power of Attorney (set forth on the signature page of this registration statement).

(1)	Incorporated herein by reference to another filing of the Company with the Securities and Exchange Commission as indicated.

(2)	Included herein.
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (6) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:
The Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 pursuant to the Securities Act;
(ii) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;
(iii) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and
(iv) any other communication that is an offer in the offering made by the Registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 27, 2006.

ROWAN COMPANIES, INC.
By:	/s/ D.F. McNease
D. F. McNease
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Rowan Companies, Inc. hereby constitutes and appoints D. F. McNease and W. H. Wells and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement on Form S-8 under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ D.F. McNease D.F. McNease	Chairman, President and Chief Executive Officer (Principal Executive Officer)	March 27, 2006

/s/ W.H. Wells W.H. Wells	Principal Financial Officer	March 27, 2006

/s/ Gregory M. Hatfield Gregory M. Hatfield	Principal Accounting Officer	March 27, 2006

/s/ R.G. Croyle R.G. Croyle	Vice Chairman of the Board	March 27, 2006

/s/ William T. Fox III William T. Fox III	Director	March 27, 2006

/s/ Sir Graham Hearne Sir Graham Hearne	Director	March 27, 2006

/s/ Frederick R. Lausen Frederick R. Lausen	Director	March 27, 2006

Signature	Title	Date

/s/ H.E. Lentz H.E. Lentz	Director	March 27, 2006

/s/ Lord Moynihan Lord Moynihan	Director	March 27, 2006

/s/ C.R. Palmer C.R. Palmer	Director	March 27, 2006

/s/ P. Dexter Peacock P. Dexter Peacock	Director	March 27, 2006

EXHIBIT INDEX

Footnote	Exhibit
Reference	Number	Exhibit Description

(1)	3a	Restated Certificate of Incorporation dated February 17, 1984, incorporated by reference to Exhibit 4.1 to Registration Statement No. 333-84369 on Form S-8 (File No. 1-5491) and Exhibits 4a, 4b, 4c, 4d, 4e, 4f, 4g, 4h and 4i.

(1)	3b	Bylaws amended as of April 23, 2004, incorporated by reference to Exhibit 3b to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 (File No. 1-5491).

(1)	4a	Certificate of Change of Address of Registered Office and of Registered Agent dated July 25, 1984, incorporated by reference to Exhibit 4.4 to Registration Statement No. 333-84369 on Form S-8 (File No. 1-5491).

(1)	4b	Certificate of Amendment of Certificate of Incorporation dated April 24, 1987, incorporated by reference to Exhibit 4.5 to Registration Statement No. 333-84369 on Form S-8 (File No. 1-5491).

(1)	4c	Certificate of Designation of the Series A Junior Preferred Stock dated March 2, 1992, incorporated by reference to Exhibit 4.2 to Registration Statement No. 333-84369 on Form 8A/A filed on February 12, 2002 (File No. 1-5491).

(1)	4d	Certificate of Designation of (and Certificate of Correction related thereto) the Series A Preferred Stock dated August 5, 1998 and January 28, 1999, respectively, incorporated by reference to Exhibit 4.8 to Registration Statement No. 333-84369 on Form S-8 (File No. 1-5491).

(1)	4e	Certificate of Designation of the Series B Preferred Stock dated June 24, 1999, incorporated by reference to Exhibit 4d to Form 10-K for the fiscal year ended December 31, 1999 (File No. 1-5491).

(1)	4f	Certificate of Designation of the Series C Preferred Stock dated July 28, 2000, incorporated by reference to Exhibit 4.10 to Registration Statement No. 333-44874 on Form S-8 (File No. 1-5491).

(1)	4g	Certificate of Designation of the Series D Preferred Stock dated May 22, 2001, incorporated by reference to Exhibit 4.11 to Registration Statement No. 333-82804 on Form S-3 (File No. 1-5491).

(1)	4h	Certificate of Designation of the Series E Preferred Stock dated October 30, 2001, incorporated by reference to Exhibit 4.12 to Registration Statement No. 333-82804 on Form S-3 (File No. 1-5491).

(1)	4i	Amended and Restated Rights Agreement, dated January 24, 2002, between Rowan and Computershare Trust Co. as Rights Agent, incorporated by reference to Exhibit 4.2 to Registration Statement on Form 8-A/A filed on March 31, 2003 (File No. 1-5491).

(1)	4j	Specimen Common Stock certificate, incorporated by reference to Exhibit 4.1 to Form 10-Q for the fiscal quarter ended March 31, 2003 (File No. 1-5491).

(1)	4k	Form of Promissory Note dated April 24, 1998 between the purchasers of Series A Floating Rate Subordinated Convertible Debentures due 2008 and Rowan, incorporated by reference to Exhibit 4j to Form 10-K for the fiscal year ended December 31, 1998 (File No. 1-5491).

(1)	4l	Form of Promissory Note dated April 22, 1999 between the purchasers of Series B Floating Rate Subordinated Convertible Debentures due 2009 and Rowan, incorporated by reference to Exhibit 4j to Form 10-K for the fiscal year ended December 31, 1999 (File No. 1-5491).

Footnote	Exhibit
Reference	Number	Exhibit Description

(1)	4m	Form of Promissory Note dated April 27, 2000 between the purchasers of Series C Floating Rate Subordinated Convertible Debentures due 2010 and Rowan, incorporated by reference to Exhibit 4n to Form 10-K for the fiscal year ended December 31, 2000 (File No. 1-5491).

(1)	4n	Form of Promissory Note dated April 26, 2001 between the purchaser of Series D Floating Rate Subordinated Convertible Debentures due 2011 and Rowan, incorporated by reference to Exhibit 4p to Form 10-K for the fiscal year ended December 31, 2001 (File No. 1-5491).

(1)	4o	Form of Promissory Note dated September 20, 2001 between the purchaser of Series E Floating Rate Subordinated Convertible Debentures due 2011 and Rowan, incorporated by reference to Exhibit 4q to Form 10-K for the fiscal year ended December 31, 2001 (File No. 1-5491).

(2)	5a	Opinion of Andrews Kurth LLP with respect to legality of the securities.

(2)	23a	Consent of Independent Registered Public Accounting Firm.

(2)	23b	Consent of Andrews Kurth LLP (included as part of Exhibit 5.1).

(2)	24a	Power of Attorney (set forth on the signature page of this registration statement).
(1)	Incorporated herein by reference to another filing of the Company with the Securities and Exchange Commission as indicated.
(2)	Included herein.